AVP AND SHAMROCK TERMINATE MERGER AGREEMENT

LOS ANGELES, CA (September 6, 2007) — AVP, Inc. (OTC Bulletin Board: AVPI) (“AVP”) and AVP Holdings, Inc. (the “Shamrock Affiliate”), an affiliate of Shamrock Capital Growth Fund II, L.P. (“Shamrock”), announced today that because of strong opposition from many of the stockholders of AVP they are mutually terminating their agreement under which the Shamrock Affiliate would acquire all of the outstanding stock of AVP and take AVP private.

“While we are disappointed that we were unable to conclude this transaction, we are very optimistic about the future of the AVP and the tremendous opportunities available to enhance AVP shareholder value,” said Leonard Armato, CEO of AVP. “Many shareholders let us know that they felt the price to be received by the shareholders did not accurately reflect what they saw as the true potential of AVP, and we listened. With our tremendous fan support and viewership, as well as strong sponsor support, our new winter tour, and a number of other exciting new projects, we will continue to increase the value and reach of AVP as the preeminent volleyball organization and a top lifestyle brand, and do so as a public company.”

“We have had a strong start to the year with substantial revenue growth for the first six months. We have increased the number of Tour events and sponsorship relationships and invested in the infrastructure necessary to support our growth opportunities. We believe these results highlight the growth opportunities that exist for AVP and we look forward to growing the company in the future,” concluded Armato.

On April 5, 2007, AVP entered into an Agreement and Plan of Merger (the "Merger Agreement") with the Shamrock Affiliate and AVP Acquisition Corp. (another affiliate of Shamrock). Under the terms of the Merger Agreement, AVP Acquisition Corp. was to be merged with and into AVP, with AVP continuing as the surviving corporation. The transaction was expected to close in late September 2007 but was subject to certain customary terms and conditions, including stockholder approval. It had become apparent to both Shamrock and AVP that a substantial number of the stockholders of AVP would not vote their shares to approve the transaction. As a result, both parties decided to terminate the Merger Agreement rather than risk substantial additional expenses related to proceeding with the transaction. AVP will not pay any “breakup fee” to Shamrock or any Shamrock affiliates. It was agreed, however, that AVP will reimburse certain expenses related to the transaction incurred by the Shamrock Affiliate.

Robert F. Perille, a Managing Director of Shamrock, said, "We are disappointed that this transaction will not close, but in light of the strong opposition from major stockholders of AVP, it no longer made sense for AVP to assume the costs and risks of moving forward." Mr. Perille continued, "We wish the AVP and its management great success in the future."

About AVP, Inc.

AVP/Crocs Pro Beach Volleyball Tour, Inc. is a leading lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. AVP operates the industry’s most prominent national touring series, the AVP/Crocs Pro Beach Volleyball Tour, which was organized in 1983. Featuring more than 150 of the top American men and women competitors in the sport, AVP is set to stage 18 events throughout the United States in 2007. In 2004, AVP athletes successfully represented the United States during the Olympics in Athens, Greece, winning gold and bronze medals, the first medals won by U.S. women in professional beach volleyball. For more information, please visit www.avp.com.

All above-mentioned trademarks are the property of their respective owners.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual results might differ materially from those in the forward-looking statements, if we receive less sponsorship and advertising revenue than anticipated, or if attendance is adversely affected by unfavorable weather. Event-related expenses, such as for the stadium, transportation and accommodations, or security might be greater than expected; or marketing or administrative costs might be increased by our hiring, not currently planned, of a particularly qualified prospect. Additional factors have been detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-KSB and 10-QSB.

Investor Contacts:

MKR Group, Inc.
Charles Messman, Marie Dagresto
(323) 468-2300
avpi@mkr-group.com